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                                                                     Exhibit 5.2


                        [Piper & Marbury LLP Letterhead]

                                January 9, 1998


Res-Care, Inc.
10140 Linn Station Road
Louisville, Kentucky 40223

                       Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel for Res-Care, Inc., a Kentucky corporation (the "Company"), in connection with a Registration Statement on Form S-3 filed by the Company under the Securities Act of 1933, as amended, (the "Registration Statement") and the resale pursuant to the Registration Statement from time to time of up to $109,360,000 in principal amount of the Company's 6% Convertible Subordinated Notes due 2004 (the "Notes") issued pursuant to an Indenture dated as of November 15, 1997 between the Company and PNC Bank Kentucky, Inc. (the "Indenture") and issued in a private placement transaction to certain qualified institutional investors and offshore purchasers.

     In that capacity, we have reviewed the charter and by-laws of the Company, the Registration Statement, the Indenture, the corporate action taken by the Company that provides for the issuance of the Notes and such other materials and matters as we have deemed necessary for the issuance of this opinion.

     Based upon the foregoing, we are of the opinion and advise you that the Notes are in the form contemplated by the Indenture, have been duly authorized by the Company for issuance and sale pursuant to the Indenture and, assuming they have been executed by the Company and authenticated by the Trustee in the manner provided in the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee) and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting enforcement of the rights and remedies of creditors or by general principles of equity and will be entitled to the benefits of the Indenture.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus which is a part of the Registration Statement. In rendering this opinion, we have relied as to matters of Kentucky law on the opinion of Reed Weitkamp Schell Cox & Vice.


                                                          Very truly yours,

                                                         /s/ Piper & Marbury LLP